SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant  [   ]

Filed by a Party other than the Registrant  [ x ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

[   ]  Definitive Proxy Statement

[ X ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12


                           MAXXAM INC.
-----------------------------------------------------------------
        (Name of Registrant as Specified in Its Charter)

          THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
-----------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-
6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:________________________________________________________

     (2) Aggregate number of securities to which transaction applies:________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________________________________________________

     (4)  Proposed maximum aggregate value of transaction:______

     (5)  Total fee paid:_______________________________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:_______________________________

     (2)  Form, Schedule or Registration Statement No.:_________

     (3)  Filing Party:_________________________________________

     (4)  Date Filed:___________________________________________

Phone Script for Committee of Concerned Maxxam Shareholders

Calls to Registered Holders of Common Stock

Hello, Is  (name of shareholder)  there?

This is ______  from the Committee of Concerned Maxxam
Shareholders. I'm calling about your important proxy vote at Maxxam's annual meeting to be held on May 19th.
Have you received the proxy statement and blue proxy card from the Committee?

If no--We have sent the materials in the mail and we will call you back in a couple of days to discuss the materials. I hope you take the time to review the proxy materials and blue proxy card that we are sending you. Your vote is important and the deadline for voting is coming up soon.

If don't know--You might have recently received two mailings from the Committee. One is a brochure with a blue background requesting that you review our material before you vote. The second mailing will be in a large envelope and contain the proxy statement, your blue proxy voting card, a postage paid return envelope for your proxy card and a letter summarizing the Committee's position. Do you think you received this mailing?

If yes--I'm calling holders of Maxxam common stock to remind you to review our proxy materials and use the BLUE proxy card to vote for Howard Metzenbaum and Abner Mikva for Maxxam's board of directors. The Committee also recommends voting for the Annual Elections and Cumulative Voting shareholder proposals.

The Committee has taken these critical steps because we believe
Maxxam is a company in trouble and its Board of Directors is in need of reform to bring greater accountability to shareholders.

Unfortunately, Maxxam's financial and stock performance have been disappointing. Instead of focusing on improving its performance and maximizing shareholder value, we believe that the company's management and board have been mired in needless controversy, litigation and disputes. The proxy materials and letters that you received detail Maxxam's problems, as we see them.

We have nominated two candidates for the director slots to be filled by the owners of Maxxam common stock, Howard Metzenbaum and Abner Mikva.

Howard Metzenbaum is a former U.S. Senator who has extensive business experience and has chaired and served on several corporate boards. Abner Mikva is a retired federal judge who has legal experience in corporate and securities law. If elected, these two candidates would work to improve corporate governance and protect shareholder interests through such measures as hiring independent investment and financial experts to make recommendations on how to improve the board structure and the company's performance.

Can we count on your support for Mr. Metzenbaum and Mr. Mikva?

If yes--That's great. We are also urging shareholders to vote for two shareholder proposals to improve Maxxam's corporate governance. They recommend that directors be elected each year and that owners of common stock should be able to engage in cumulative voting of directors. We've described these proposals in the proxy materials. If you support these proposals, all you have to do is fill out the BLUE proxy card and put it in the postage paid envelope today. Thank you for your time.

If maybe--We believe that our candidates will work to increase your shareholder value in the ways I've described. Please carefully review our proxy materials and consider using the BLUE proxy card. Do you have any questions that I can answer?

If you decide to use the BLUE proxy card, all you will need to do is fill out the BLUE proxy card and put it in the postage paid envelope. Thank you for your time.

If no--We believe that our candidates will work to increase your shareholder value in the ways I've described. Please carefully review our proxy materials and consider using the BLUE proxy card. Thank you for your time.

If already voted on Maxxam's white proxy card--You can change your vote simply by filling out the BLUE proxy card and putting it in the postage paid envelope.



                   Answering Machine/Voice Mail

This is ______ from the Committee of Concerned Maxxam Shareholders. I'm calling (name of shareholder) about your important proxy vote at Maxxam's annual meeting to be held on May 19th. I am just making sure you received the Committee's proxy materials and BLUE proxy card. Please review our materials before you make any decision. I will call you back in the next few days.

I already voted on Maxxam's white card. How can I change my vote?

All you have to do is fill out the Committee's BLUE proxy card, sign it, date it, and return it in the postage-paid envelope.
The last proxy card that you vote is the one that is counted.

If you just sign your name to the BLUE proxy card and return it in the envelope without filling in any of the voting choices - your vote will be counted to reflect the Committee's recommendations. That means that your vote will be recorded as "yes" for Mr. Metzenbaum and Mr. Mikva; and "yes" for the declassified board and cumulative voting proposals.

Or you can fill out the card itself and vote for one or both of the shareholder proposals or candidates. The card also gives you a chance to vote on the company's employee incentive plan, although the Committee takes no position on that one. Leaving this one blank will be counted as an abstention.

Your BLUE proxy card must be received by Tuesday, May 18th in order to be counted at the May 19th shareholder meeting. Your proxy card can be faxed to 212-440-9009.



The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; As You Sow Foundation, which owns 100 shares of Maxxam common stock; Howard Metzenbaum, who does not own Maxxam stock; and Abner Mikva, who owns 50 shares of Maxxam common stock. The foregoing (except the As You Sow Foundation) are the members of The Committee of Concerned Shareholders and the two nominees for director.

Phone Script for Committee of Concerned Maxxam Shareholders

Calls to NOBO Holders of Common Stock

Hello, Is  (name of shareholder)   there?

This is ______  from the Committee of Concerned Maxxam
Shareholders. I'm calling about your important proxy vote at Maxxam's annual meeting to be held on May 19th.

Have you received the proxy statement and blue proxy card from the Committee?

If no--We have sent the proxy statement, your BLUE voting card, a postage paid return envelope for your proxy card, a brochure with blue background and a letter summarizing the Committee's position in the mail, and we will call you back in a couple of days to discuss the materials. Please review the proxy materials and BLUE voting card that we are sending you before you make any decisions on voting. Your vote is important, and the deadline for voting is coming up soon.

If don't know--You might have recently received an envelope from the Committee. There is a large envelope containing the proxy statement, your blue proxy voting card, a postage paid return envelope for your proxy card, a brochure with a blue background and a letter summarizing the Committee's position. Do you think you received this mailing?

If yes--I'm calling holders of Maxxam common stock to remind you to review our proxy materials and use the BLUE proxy card to vote for Howard Metzenbaum and Abner Mikva for Maxxam's board of directors. The Committee also recommends voting for the Annual Elections and Cumulative Voting shareholder proposals.

The Committee has taken these critical steps because we believe
Maxxam is a company in trouble and its Board of Directors is in need of reform to bring greater accountability to shareholders.

Unfortunately, Maxxam's financial and stock performance have been disappointing. Instead of focusing on improving its performance and maximizing shareholder value, we believe that the company's management and board have been mired in needless controversy, litigation and disputes. The proxy materials and letters that you received detail Maxxam's problems, as we see them.

We have nominated two candidates for the director slots to be filled by the owners of Maxxam common stock, Howard Metzenbaum and Abner Mikva.

Howard Metzenbaum is a former U.S. Senator who has extensive business experience and has chaired and served on several corporate boards. Abner Mikva is a retired federal judge who has legal experience in corporate and securities law. If elected, these two candidates would work to improve corporate governance and protect shareholder interests through such measures as hiring independent investment and financial experts to make recommendations on how to improve the board structure and the company's performance.

Can we count on your support for Mr. Metzenbaum and Mr. Mikva?

If yes--That's great. We are also urging shareholders to vote for two shareholder proposals to improve Maxxam's corporate governance. They recommend that directors be elected each year and that owners of common stock should be able to engage in cumulative voting of directors. We've described these proposals in the proxy materials. If you support these proposals, all you have to do is fill out the BLUE proxy card and put it in the postage paid envelope today. Thank you for your time.

If maybe--We believe that our candidates will work to increase your shareholder value in the ways I've described. Please carefully review our proxy materials and consider using the BLUE proxy card. Do you have any questions that I can answer?
If you decide to use the BLUE proxy card, all you will need to do is fill out the BLUE proxy card and put it in the postage paid envelope. Thank you for your time.

If no--We believe that our candidates will work to increase your shareholder value in the ways I've described. Please carefully review our proxy materials and consider using the BLUE proxy card. Thank you for your time.

If already voted on Maxxam's white proxy card-- You can change your vote simply by filling out the BLUE proxy card and putting it in the postage-paid envelope.


                  Answering Machine/Voice Mail

This is ______ from the Committee of Concerned Maxxam Shareholders. I'm calling (name of shareholder) about your important proxy vote at Maxxam's annual meeting to be held on May 19th. I am just making sure you received the Committee's proxy materials and BLUE proxy card. Please review our materials before you make any decision. I will call you back in the next few days.

I already voted on Maxxam's white card. How can I change my vote?

All you have to do is fill out the Committee's BLUE proxy card, sign it, date it, and return it in the postage-paid envelope.
The last proxy card that you vote is the one that is counted.

If you just sign your name to the BLUE proxy card and return it in the envelope without filling in any of the voting choices - your vote will be counted to reflect the Committee's recommendations. That means that your vote will be recorded as "yes" for Mr. Metzenbaum and Mr. Mikva; and "yes" for the declassified board and cumulative voting proposals.

Or you can fill out the card itself and vote for one or both of the shareholder proposals or candidates. The card also gives you a chance to vote on the company's employee incentive plan, although the Committee takes no position on that one. Leaving this one blank will be counted as an abstention.

If you don't have our BLUE proxy card, call your broker and ask for one. And remember, your BLUE proxy card must be received by your broker no later than Tuesday, May 18th in order to be counted at the May 19th shareholder meeting.

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; As You Sow Foundation, which owns 100 shares of Maxxam common stock; Howard Metzenbaum, who does not own Maxxam stock; and Abner Mikva, who owns 50 shares of Maxxam common stock. The foregoing (except the As You Sow Foundation) are the members of The Committee of Concerned Shareholders and the two nominees for director.

                  (Communications Works logo)

                       Communication Works

FOR IMMEDIATE RELEASE                         May 10, 1999

Reporters: Call For Interviews With Metzenbaum or Mikva
CONTACT: Michael Shellenberger, Katrina Muniz, 415-255-1946
(cell: 415-398-4001)
Steelworkers: David Foster, Director, 612-623-8045 (cell:
612-710-1700)
Jon  Youngdahl, cell: 612-810-8788; Rose Foundation: Scott Adams,
Tim Little, Jill Ratner, 510-658-0702

       MAXXAM SHAREHOLDER GROUP TO BRIEF REPORTERS ON EFFORTS TO
               IMPROVE CORPORATE GOVERNANCE AT MAXXAM

Who: Jill Ratner, Rose Foundation for Communities and the Environment
          Tom Van Dyck, As You Sow Foundation
          Dave Foster, United Steelworkers of America

What:     Press Conference
Where:    Crowne Plaza Hotel: Houston Galleria
          2222 West Loop South, Houston (tel. 713-961-7272)
When:     12:00 Noon, May 18 (Day Before Maxxam Shareholder
          Meeting

The Committee of Concerned Maxxam Shareholders will brief reporters about their campaign to elect two independent directors to the Maxxam board and to improve corporate governance at the company.

The Committee's proxy materials note that Maxxam recorded a net loss of $57.2 million for 1998. Business Week named Maxxam's board the 10th worst in the list of "The Worst Boards of Directors" and called it a "tiny board with little business experience dominated by CEO" Charles Hurwitz (Dec. 8, 1997). Apart from performance issues, the proxy materials also cite several factors that, in the Committee's opinion, demonstrate a need for independent directors and corporate reform.

The briefing will take place on May 18, one day before Maxxam's annual meeting, which is scheduled to begin at 8:30 AM on Wednesday, May 19, 1999 at the Waterwood National Resort and
Conference Center in Huntsville, Texas.

The Committee is urging holders of Maxxam common stock to elect former U.S. Senator Howard Metzenbaum and former federal Judge Abner Mikva to the two board seats filled by owners of common stock. The other three seats on Maxxam's board are chosen by the common and preferred shareholders voting together, with preferred shares outvoting common shares 10 to one.

Participating in the press briefing on behalf of The Committee of Concerned Maxxam Shareholders are Tim Little and Jill Ratner of the Rose Foundation, and David Foster of the United Steelworkers of America. Also participating is Tom Van Dyck of the As You Sow Foundation, which is sponsoring one of the two shareholders resolutions, but is not a Committee member. In proxy materials circulated to Maxxam shareholders, the Committee explains why it believes that Maxxam needs independent directors and governance reforms.

* "Specifically, allegations of fiduciary lapses have surrounded Maxxam's CEO and Chairman, Charles Hurwitz. In April 1997, the Delaware Court of Chancery ruled in a case brought by minority Maxxam shareholders that Mr. Hurwitz had engaged in self-dealing with loans that were not found fair to the Company . . . .  In addition, Maxxam faces potential liabilities in two separate legal proceedings based on the failure and subsequent $1.6 billion bailout of United Savings Association of Texas, a savings and loan association that Maxxam is alleged to have controlled. .
 . . These suits and related litigation have already been costly to the Company, which has paid approximately $40,000,000 in litigation expenses, including Mr. Hurwitz's expenses."

* "In 1997 and 1998 the California Department of Forestry and Fire Prevention ("CDF") suspended the timber operator license of Maxxam's Pacific Lumber subsidiary twice in a twelve month period, based on 128 cited violations of state forest practice rules. The most recent license suspension lasted over three months."

* "Maxxam's Kaiser Aluminum Corporation ('Kaiser'), 63% of whose outstanding common stock is held by Maxxam, is embroiled in a serious labor dispute, the longest in Kaiser's history. The Committee believes that this dispute and the associated costs were avoidable . . . If the NLRB [National Labor Relations Board] does decide to file a complaint, such a complaint could allege that KACC [Kaiser Aluminum Chemical Corporation] engaged in an illegal lockout. That contention, if established, could result in gross back pay liability of up to $3 million per week from January 14, 1999."

* KACC reported losses of $50 million in the fourth quarter of 1998 owing to the strike, and Kaiser reported a net loss of $38.9 million in that quarter."

* "In addition, serious accident rates and worker compensation claims increased at KACC since the strike began. According to the Occupational Health and Safety Administration ("OSHA") safety logs, serious workplace injuries increased 138 percent in the fourth quarter of 1998 over the average of KACC during the first three quarters of 1998 prior to the labor dispute."

* In addition, both Kaiser and Pacific Lumber have experienced tragic fatalities that the Committee believes could have been prevented. In October 1997, a 33 year old Kaiser mechanic died when he was crushed beneath the bucket of a front-end loader he was repairing. The Washington State Department of Labor and Industries found Kaiser at fault in the incident, cited Kaiser for five safety violations, and fined it $35,000. In September 1998, a Pacific Lumber employee logged a tree into a group of protesters, killing a 24 year old man. Attorneys for the young man's family have publicly announced that they expect the logging incident to be the subject of a lawsuit seeking damages."

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; As You Sow Foundation, which owns 100 shares of Maxxam common stock; Howard
M. Metzenbaum, who does not own Maxxam stock; and Abner J. Mikva, who owns 50 shares of Maxxam common stock. The foregoing (except the As You Sow Foundation) constitute the members of The Committee of Concerned Shareholders and the two nominees for Maxxam common director.

Michael Shellenberger, Director
Communication Works
tel: 415-255-1946, fax: 415-255-1947
http://www.communicationworks.org

                  Sustainable Jobs & Environment

                (logo of ocean, mountain and sky)

             Houston Corporate Accountability Events

                Monday, May 17, 1999 8:00-9:00 PM
             Candlelight Vigil at Hurwitz's Apartment
                       111 N. Post Oak Lane

                      Tuesday, May 18, 1999
                       Strategy Conference
                        9:30 AM to 2:15 PM
                  Crowne Plaza Hotel, Houston, TX
              2222 West Loop South in Galleria Area
(Registration: 8:30-9:30 AM) For info. call: 713-783-1400, ext.
123)

     March to Maxxam Corp. Headquarters and Rally 2:30-4:30PM
                   5847 San Felipe (at Augusta)

                  Public Forum from 7:00-9:00 PM
          Westin Hotel, 5060 West Alabama, Galleria Area
             Fourth Floor, Galleria Tower, Woodway I

                     Wednesday, May 19, 1999
           Ongoing Rally at Maxxam Shareholder Meeting
            Waterwood National Resort and Country Club
              1 Waterwood Parkway, Huntsville, Texas
    8:30 AM to 1:00 PM (For Directions Call 713-1400 Ext. 123)

                          Sponsored by:
              (logo of United Steelworkers of America)
                   In Unity There is Strength!

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, the Rose Foundation's president and executive director, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; As You Sow Foundation, which owns 100 shares of Maxxam common stock; Howard Metzenbaum, who owns no Maxxam stock; and Abner Mikva, who owns 50 shares of Maxxam common stock. The participants (except the As You Sow Foundation) are the members of The Committee of Concerned Shareholders and the two nominees.

                LABOR AND ENVIRONMENTALISTS PRESENT

CORPORATE ACCOUNTABILITY FORUM
-- Fair Trade vs. Free Trade
-- Sustainable Jobs & The Environment
-- Accountability From Maxxam's Management

                  (logo of ocean, mountain, sky)

              Tuesday, May 18, 1999; 7:00 PM-9:00PM
         Westin Hotel, 5060 W. Alabama, in Galleria Area
             Woodway I, Fourth Floor, Galleria Tower

                         Sponsored by:
                  United Steelworkers of America
              (logo of United Steelworkers of America)
                   In Unity There is Strength!

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, the Rose Foundation's president and executive director, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; As You Sow Foundation, which owns 100 shares of Maxxam common stock; Howard Metzenbaum, who owns no Maxxam stock; and Abner Mikva, who owns 50 shares of Maxxam common stock. The participants (except the As You Sow Foundation) are the members of The Committee of Concerned Shareholders and the two nominees.